                                                                EXHIBIT 99(a)(4)

                           Offer to Purchase for Cash
                     up to 3,596,688 Shares of Common Stock
                                       of
                                  Go2Net, Inc.
                                       at
                              $90.00 Net Per Share
                                       by
                          Vulcan Ventures Incorporated

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     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 15, 1999, UNLESS THE OFFER IS
                                   EXTENDED.
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To Our Clients:

   Enclosed for your consideration is an Offer to Purchase dated March 19, 1999 and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") relating to an offer by Vulcan Ventures Incorporated, a Washington corporation (the "Purchaser"), to purchase up to 3,596,688 of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Go2Net, Inc., a Delaware corporation (the "Company"), at a purchase price of $90.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares. A tender for such Shares can be made only by us as the holder of record and pursuant to your instructions.

   We request instructions as to whether you wish to tender any or all of such Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

   Your attention is invited to the following:

   1.  The tender price is $90.00 per Share, net to the seller in cash.

   2. This Offer is being made pursuant to the terms of a Stock Purchase Agreement, dated March 15, 1999 ("Stock Purchase Agreement"), between the Company and the Purchaser. Upon the consummation of the transactions contemplated by the Stock Purchase Agreement, including the Offer, the Purchaser will beneficially own approximately 55% of the total number of outstanding shares of the Company's Common Stock (assuming conversion into Common Stock of all Series A Convertible Preferred Stock that may be purchased by Purchaser, and assuming that no other shares of Common Stock are issued). Upon the terms and subject to the conditions of the Offer, if more than 3,596,688 Shares are validly tendered prior to the expiration of the Offer and not properly withdrawn in accordance with Section 3 of the Offer to Purchase, such Shares will be accepted for payment on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares) according to the number of Shares validly tendered and not properly withdrawn by the expiration of the Offer.

   3. The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, April 15, 1999, unless the Offer is extended.

   4. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING RECEIPT BY THE PURCHASER AND THE COMPANY OF REGULATORY APPROVALS. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

   5. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

   If you wish to have us tender any or all of your Shares, please complete, sign and return the form set forth on the reverse side of this letter. An envelope to return your instructions is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated by you in the instruction form. Please forward your instructions to us as soon as possible to allow us ample time to submit a tender on your behalf prior to the expiration of the Offer.

   The Offer is made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction.

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

                     INSTRUCTIONS WITH RESPECT TO THE OFFER
               TO PURCHASE UP TO 3,596,688 SHARES OF COMMON STOCK
                                       of
                                  Go2Net, Inc.
                                       by
                          Vulcan Ventures Incorporated

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase of Vulcan Ventures Incorporated (the "Purchaser") dated March 19, 1999 and the related Letter of Transmittal relating to shares of Common Stock, par value $.01 per share (collectively, the "Shares"), of Go2Net, Inc.

   This will instruct you to tender to the Purchaser the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

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                        Number of Shares to be Tendered:

                               __________ Shares*

                                   SIGN HERE

 Account Number: _________________________Signature: __________________________

 Dated:___________________, 1999

 ______________________________________________________________________________
                          Please type or print name(s)

 ______________________________________________________________________________
 Please type or print address(es) here

 ______________________________________________________________________________
                         Area Code and Telephone Number

 ______________________________________________________________________________
              Taxpayer Identification or Social Security Number(s)
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_________
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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